APOGEE FY2013 FULL-YEAR, FOURTH QUARTER RESULTS IMPROVE

•	Full-year revenues up 6 percent, EPS more than tripled

•	Q4 revenues up 7 percent, operating income more than doubled, EPS up 36 percent

•	FY14 outlook: EPS of $0.90-$1.00 on high single-digit revenue growth

MINNEAPOLIS, MN (April 10, 2013) – Apogee Enterprises, Inc. (Nasdaq:APOG) today announced fiscal 2013 full-year and fourth-quarter results. Apogee provides distinctive value-added glass solutions for the architectural and picture framing industries.

FY13 FULL YEAR VS. PRIOR YEAR

▪	Revenues of $700.2 million were up 6 percent.

▪	Operating income was $27.4 million, compared to $3.8 million.

▪	Per share earnings from continuing operations were $0.66, compared to $0.17.

▪	Net earnings per share were $0.67, compared to $0.17.

▪	Architectural segment revenues increased 6 percent, with operating income of $9.2 million compared to an operating loss of $12.1 million.

▪	Large-scale optical segment revenues increased 2 percent, with operating income of $21.0 million compared to $19.6 million.

▪	Cash and short-term investments totaled $85.6 million, compared to $79.3 million.

FY13 FOURTH QUARTER VS. PRIOR-YEAR PERIOD

▪	Revenues of $179.7 million were up 7 percent.

▪	Operating income was $6.1 million, up from $2.8 million.

▪	Per share earnings from continuing operations were $0.15, compared to $0.11.

▪	Architectural segment revenues increased 9 percent, with operating income of $2.2 million compared to an operating loss of $0.5 million.

•	Backlog was $297.0 million, compared to $300.4 million in the third quarter and $237.0 million in the prior-year period.
Large-scale optical segment revenues declined 9 percent, with operating income of $4.0 million, equal to the prior year.

Commentary
“I am very pleased with our fiscal 2013 results, as our earnings per share more than tripled to $0.66 on revenue growth of 6 percent in commercial construction markets that continued to be flat,” said Joseph F. Puishys, Apogee chief executive officer. “Our architectural backlog is up 25 percent from the

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Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

previous year end, and we generated $41 million in operating cash flow to support $35 million in capital investments for growth, productivity and product capabilities.

“At the same time, we made considerable progress on our growth strategies, ranging from success in our new Texas installation and storefront markets, to new products in our businesses,” he said. “In addition, in our architectural glass business we made significant productivity improvements as we managed capacity and upgraded operations, and are investing in new capabilities and efficiencies in our largest facility via a new state-of-the-art coater.

“During fiscal 2013, architectural segment revenues grew 6 percent, led by the installation, storefront and window businesses, and operating income improved by more than $20 million, driven by improved architectural glass pricing and product mix, good operational performance across the segment and earnings on revenue growth,” said Puishys. “The large-scale optical segment continued its strong performance as it introduced new glass and acrylic products, and entered new international picture framing markets.

“Continuing our quarterly year-over-year improvement in fiscal 2013, fourth quarter revenues were up 7 percent and operating income more than doubled,” he said. “Architectural segment revenue growth was led by our installation, window and architectural glass businesses, and segment earnings benefited from improved architectural glass pricing and the strong installation revenue. I was also pleased that in spite of one less week in our fiscal quarter and the timing of the December holidays, large-scale optical segment operating income was equal to the prior-year period due to strong operational performance and mix of value-added framing products.”

FY13 FOURTH-QUARTER SEGMENT AND OPERATING RESULTS VS. PRIOR-YEAR PERIOD

Architectural Products and Services

▪	Revenues of $160.3 million were up 9 percent, with growth led by the installation, window and architectural glass businesses.

▪	Operating income was $2.2 million, compared to an operating loss of $0.5 million.

•	Operating margin was 1.4 percent.

•	Results improved due to higher architectural glass pricing and strong installation revenues with improving margins.

▪	Backlog was $297.0 million, compared to $300.4 million in the third quarter and $237.0 million in the prior-year period.

•	Approximately $255 million, or 86 percent, of the backlog is expected to be delivered in fiscal 2014, and approximately $42 million, or 14 percent, in fiscal 2015.

Large-Scale Optical Technologies

▪	Revenues of $19.5 million were down $1.8 million, or 9 percent, impacted by one less week in the current year period and the timing of the holidays.

▪	Operating income was $4.0 million, equal to the prior-year period.

•	Operating margin was 20.4 percent, compared to 19.0 percent, as a result of strong operational performance and product mix.

Financial Condition

▪	Total debt was $30.8 million, compared to $21.0 million at the end of fiscal 2012.

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Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

•	Total debt includes $30.4 million in current and long-term, low-interest industrial revenue and recovery zone facility bonds.

▪	Cash and short-term investments totaled $85.6 million, compared to $79.3 million at the end of fiscal 2012.

▪	Non-cash working capital was $44.1 million, compared to $44.4 million at the end of fiscal 2012.

▪
Fiscal 2013 capital expenditures were $34.7 million, including investments in growth for the storefront and installation businesses, and new product development capabilities and productivity improvements in architectural glass. This compares to $9.7 million in the prior year.

▪	Fiscal 2013 depreciation and amortization was $26.5 million.

▪	Fiscal 2013 had 52 weeks compared to 53 weeks in fiscal 2012, with the extra week in the fourth quarter.

OUTLOOK
“We expect to drive strong top- and bottom-line improvement in fiscal 2014 as we continue to implement growth and productivity initiatives,” said Puishys. “We anticipate revenue growth in the high single digits and earnings from continuing operations of $0.90 to $1.00 per share.

“Revenue growth should largely come from domestic geographic growth and new products, and our earnings should benefit from strong architectural glass pricing and mix and improving installation margins, as both businesses execute more complex, private projects,” he said. “In addition, Apogee expects to gain 50 to 100 basis points of further margin improvement from our productivity initiatives.

“We are experiencing stronger bidding activity for future work, and margins on new orders are improving,” Puishys said. “The outlook for U.S. commercial construction markets in fiscal 2014, based on Apogee's lag to McGraw-Hill forecasts for the segments we serve, is for low single-digit market growth. We again expect to outperform market growth by several percentage points.

“Capital spending for fiscal 2014 is expected to be in the range of $40 to $45 million as we continue to invest for growth, productivity and product development capabilities, including for the new architectural glass coater,” he said. “We expect to be free cash flow positive after these investments.” He added that the fiscal 2014 gross margin is anticipated to be at least 22 percent.

“I believe that our strategies to grow through new geographies, new products and new markets will allow Apogee to reach $1 billion in revenues by the end of fiscal 2016,” Puishys said. “At the same time, we believe we can achieve 10 percent operating margin in this timeframe, in part through our focus on productivity and operational improvements.”

TELECONFERENCE AND SIMULTANEOUS WEBCAST
Apogee will host a teleconference and webcast at 10 a.m. Central Time tomorrow, April 11. To participate in the teleconference, call 1-866-700-6293 toll free or 617-213-8835 international, access code 46096706. The replay will be available from noon Central Time on April 11 through midnight Central Time on Thursday, April 18 by calling 1-888-286-8010 toll free, access code 99023847. To listen to the live conference call over the internet, go to the Apogee web site at http://www.apog.com and click on “investor relations” and then the webcast link at the top of that page. The webcast also will be archived on the company's web site.

ABOUT APOGEE ENTERPRISES
Apogee Enterprises, Inc., headquartered in Minneapolis, is a leader in technologies involving the design and development of value-added glass products and services. The company is organized in two segments:

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Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

▪
Architectural products and services companies design, engineer, fabricate, install and renovate the walls of glass and windows comprising the outside skin of commercial and institutional buildings. Businesses in this segment are: Viracon, the leading fabricator of coated, high-performance architectural glass for global markets; Harmon, Inc., one of the largest U.S. full-service building glass installation and renovation companies; Wausau Window and Wall Systems, a manufacturer of custom aluminum window systems and curtainwall; Tubelite, a fabricator of aluminum storefront, entrance and curtainwall products; and Linetec, a paint and anodizing finisher of window frames and PVC shutters.

▪	Large-scale optical segment consists of Tru Vue, a value-added glass and acrylic manufacturer for the custom picture framing market.

USE OF NON-GAAP FINANCIAL MEASURES
In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), this news release also contains non-GAAP financial measures. Specifically, Apogee has presented free cash flow and non-cash working capital. Free cash flow is defined as net cash flow provided by operating activities, minus capital expenditures. Non-cash working capital is defined as current assets, excluding cash and short-term investments, less current liabilities. Apogee believes that use of these non-GAAP financial measures enhances communications as they provide more transparency into management's performance with respect to cash and current assets and liabilities. Non-GAAP financial measures should be viewed in addition to, and not as an alternative to, the reported operating results or cash flows from operations or any other measure of performance prepared in accordance with GAAP.

FORWARD-LOOKING STATEMENTS
The discussion above contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect Apogee management's expectations or beliefs as of the date of this release. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements are qualified by factors that may affect the operating results of the company, including the following: operational risks within (A) the architectural segment: i) competitive, price-sensitive and changing market conditions, including unforeseen project delays and cancellations; ii) economic conditions, material cost increases and the cyclical nature of the North American and Latin American commercial construction industries; iii) product performance, reliability, execution or quality problems that could delay payments, increase costs, impact orders or lead to litigation; and iv) the segment's ability to fully and efficiently utilize production capacity; and (B) the large-scale optical segment: i) markets that are impacted by consumer confidence and trends; ii) dependence on a relatively small number of customers; iii) changing market conditions, including unfavorable shift in product mix and new competition; and iv) ability to fully and efficiently utilize production capacity. Additional factors include: i) revenue and operating results that are volatile; ii) financial market disruption which could impact company, customer and supplier credit availability; iii) self-insurance risk related to a material product liability event and to health insurance programs; iv) cost of compliance with governmental regulations relating to hazardous substances; and v) foreign currency risk related to certain continuing operations. The company cautions investors that actual future results could differ materially from those described in the forward-looking statements, and that other factors may in the future prove to be important in affecting the company's results of operations. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or a combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. For a more detailed explanation of the foregoing and other risks and uncertainties, see Item 1A of the company's Annual Report on Form 10-K for the fiscal year ended March 3, 2012.

(Tables follow)

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Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc. & Subsidiaries
Consolidated Condensed Statement of Income
(Unaudited)
	Thirteen	Fourteen		Fifty-two	Fifty-three
	Weeks Ended	Weeks Ended	%	Weeks Ended	Weeks Ended	%
Dollar amounts in thousands, except for per share amounts	March 2, 2013	March 3, 2012	Change	March 2, 2013	March 3, 2012	Change

Net sales	$179,734	$168,714	7%	$700,224	$662,463	6%
Cost of goods sold	143,452	135,960	6%	554,491	545,343	2%
Gross profit	36,282	32,754	11%	145,733	117,120	24%
Selling, general and administrative expenses	30,144	29,989	1%	118,314	113,304	4%
Operating income	6,138	2,765	122%	27,419	3,816	619%
Interest income	189	296	(36)%	758	1,066	(29)%
Interest expense	550	384	43%	1,494	1,427	5%
Other (expense) income, net	(479)	189	N/M	(109)	193	N/M
Earnings from continuing operations before income taxes	5,298	2,866	85%	26,574	3,648	628%
Income tax expense (benefit)	996	(149)	N/M	7,796	(1,049)	N/M
Earnings from continuing operations	4,302	3,015	43%	18,778	4,697	300%
Earnings (loss) from discontinued operations	94	(52)	N/M	333	(52)	N/M
Net earnings	$4,396	$2,963	48%	$19,111	$4,645	311%
Earnings per share - basic:
Earnings from continuing operations	$0.15	$0.11	36%	$0.67	$0.17	294%
Earnings from discontinued operations	—	—	-	0.01	—	N/M
Net earnings	$0.15	$0.11	36%	$0.68	$0.17	300%
Average common shares outstanding	28,076,220	27,642,586	2%	27,953,686	27,740,750	1%
Earnings per share - diluted:
Earnings from continuing operations	$0.15	$0.11	36%	$0.66	$0.17	288%
Earnings from discontinued operations	—	—	-	0.01	—	N/M
Net earnings	$0.15	$0.11	36%	$0.67	$0.17	294%
Average common and common
equivalent shares outstanding	29,072,573	28,183,573	3%	28,641,050	28,048,281	2%
Cash dividends per common share	$0.0900	$0.0815	10%	$0.3600	$0.3260	10%

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Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

	Business Segments Information
	(Unaudited)
	Thirteen	Fourteen		Fifty-two	Fifty-three
	Weeks Ended	Weeks Ended	%	Weeks Ended	Weeks Ended	%
	March 2, 2013	March 3, 2012	Change	March 2, 2013	March 3, 2012	Change
Sales
Architectural	$160,268	$147,417	9%	$620,283	$583,933	6%
Large-Scale Optical	19,470	21,297	(9)%	79,947	78,532	2%
Eliminations	(4)	—	N/M	(6)	(2)	N/M
Total	$179,734	$168,714	7%	$700,224	$662,463	6%
Operating income (loss)
Architectural	$2,208	$(475)	N/M	$9,185	$(12,072)	N/M
Large-Scale Optical	3,972	4,046	(2)%	20,993	19,605	7%
Corporate and other	(42)	(806)	95%	(2,759)	(3,717)	26%
Total	$6,138	$2,765	122%	$27,419	$3,816	619%

Consolidated Condensed Balance Sheets
(Unaudited)

	March 2, 2013	March 3, 2012
Assets
Current assets	$251,841	$229,439
Net property, plant and equipment	168,948	159,547
Other assets	99,352	104,118
Total assets	$520,141	$493,104
Liabilities and shareholders' equity
Current liabilities	$122,167	$105,771
Long-term debt	20,756	20,916
Other liabilities	43,900	45,219
Shareholders' equity	333,318	321,198
Total liabilities and shareholders' equity	$520,141	$493,104

N/M = Not meaningful

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Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc. & Subsidiaries
Consolidated Condensed Statement of Cash Flows
(Unaudited)
	Fifty-two	Fifty-three
	Weeks Ended	Weeks Ended
Dollar amounts in thousands	March 2, 2013	March 3, 2012

Net earnings	$19,111	$4,645
Net (earnings) loss from discontinued operations	(333)	52
Depreciation and amortization	26,529	27,246
Stock-based compensation	4,395	4,412
Other, net	2,276	(1,607)
Changes in operating assets and liabilities	(11,262)	(6,767)
Net cash provided by continuing operating activities	40,716	27,981
Capital expenditures	(34,664)	(9,650)
Proceeds on sale of property	1,078	10,320
Acquisition of intangibles	(15)	(68)
Net (purchases) sales of restricted investments	(4,528)	12,726
Net (purchases) sales of marketable securities	(17,552)	6,605
Investments in life insurance	(1,451)	(1,435)
Net cash (used in) provided by investing activities	(57,132)	18,498
Proceeds from issuance of debt	10,000	121
Payments on debt	(164)	(1,437)
Stock issued to employees, net of shares withheld	862	(188)
Repurchase and retirement of common stock	—	(2,392)
Dividends paid	(10,316)	(9,153)
Other, net	(150)	(67)
Net cash provided by (used in) financing activities	232	(13,116)
Cash used in discontinued operations	(193)	(3,427)
(Decrease) increase in cash and cash equivalents	(16,377)	29,936
Effect of exchange rates on cash	117	(211)
Cash and cash equivalents at beginning of year	54,027	24,302
Cash and cash equivalents at end of period	$37,767	$54,027

Contact:	Mary Ann Jackson
Investor Relations
952-487-7538
mjackson@apog.com

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Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com